Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 28th day of February 2015, by and between MD Energy, Inc., a California corporation (the “Company”), and Danny Mitchell, an individual (“Employee”), and is made with respect to the following facts:

R E C I T A L S

A.           The Company and the Employee wish to ensure that the Company will receive the benefit of Employee’s loyalty and service during Employee’s tenure and that the Employee will be appropriately treated and compensated for services rendered.  .

B.           The parties have entered into this Agreement for the purpose of setting forth the terms of employment of the Employee by the Company.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

1.           Employment of Employee and Duties.  The Company hereby hires Employee and Employee hereby accepts employment upon the terms and conditions described in this Agreement.  The Employee shall be the President and Chief Executive Officer of the Company with the responsibility for managing the Company’s operations.  Subject to (a) the general supervision of the Board of Directors, and (b) the Employee’s duty to report to the Board of Directors periodically, as specified by them from time-to-time, Employee shall have all of the authority to perform his employment duties for the Company.

2.           Time and Effort.  Employee agrees to devote his full working time and attention to the management of the Company’s business affairs, the implementation of its strategic plan, as determined by the Board of Directors, and the fulfillment of his duties and responsibilities as the Company’s President and Chief Executive Officer.  Expenditure of a reasonable amount of time for personal matters and business and charitable activities shall not be deemed to be a breach of this Agreement, provided that those activities do not materially interfere with the services required to be rendered to the Company under this Agreement.

3.           The Company’s Authority.  Employee agrees to comply with the Company’s reasonable rules and regulations as adopted by the Company’s Board of Directors regarding performance of his duties, and to carry out and perform those orders, directions and policies established by the Company with respect to his engagement.  Employee shall promptly notify the Company’s Board of Directors of any objection he has to the Board’s directives and the reasons for such objection.

4.           Noncompetition by Employee.  Employee is subject to noncompetition obligations pursuant to Section 3.1 of that certain Asset Purchase Agreement of even date between the Company, Employee and others.  Upon the expiration of the term of those obligations, and if Employee is then employed by the Company, then thereafter and throughout the remaining term of this Agreement, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder (in a private company), corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in direct competition with the business of the Company or its affiliates.  Furthermore, any commissions, referral fees or other compensation paid to Employee by other payors during the term of this Agreement will be the property of the Company, and therefore, all such compensation will promptly be remitted by Employee to the Company.

5.           Term of Agreement.  This Agreement shall commence to be effective as of the date of this Agreement (the “Commencement Date”), and shall be considered to be a contract for employment “at-will” as that term is defined under California law and consistent with section 2922 of the California Labor Code.  Either party may terminate this Agreement at-will.

6.           Confidential Information: Nondisclosure Covenant.

6.1           Confidential Information.  As used herein the term “Confidential Information” shall mean all customer and contract lists, records, financial data, trade secrets, business and marketing plans and studies, suppliers, investors, financing sources, manuals for employee and personnel policies, manufacturing and/or production manuals, computer programs and software, strategic plans, formulas, manufacturing and production processes and techniques (including without limitation types of machinery and equipment used together with improvements and modifications thereon), tools, applications for patents, designs, models, patterns, drawings, tracings, sketches, blueprints, and all other similar information developed and/or used by Company in the course of its business and which is not known by or readily available to the general public.

6.2           Nondisclosure Covenant.  Employee acknowledges that, in the course of performing services for and on behalf of Company, Employee has had and will continue to have access to Confidential Information.  Employee hereby covenants and agrees to maintain in strictest confidence all Confidential Information in trust for Company, its successors and assigns, and to disclose such information only on a “need-to-know” basis in furtherance and for the benefit of the Company’s business.  During the period of Employee’s employment with Company and at any and all times following Employee’s termination of employment for any reason, including without limitation Employee’s voluntary resignation or involuntary termination with or without cause, Employee agrees to not misappropriate, utilize for any purpose other than for the direct benefit of the Company, or disclose or make available to anyone outside Company’s organization, any Confidential Information or anything relating thereof without the prior written consent of Company, which consent may be withheld by Company for any reason or no reason at all.

6.3           Return of Property.  Upon Employee’s termination of his employment with Company for any reason, including without limitation Employee’s voluntary resignation or involuntary termination with or without cause, Employee hereby agrees to immediately return to Company’s possession all copies of any writings, computer discs or equipment, drawings or any other information relating to Confidential Information which are in Employee’s possession or control.  Employee further agrees that, upon the request of Company at any time during Employee’s period of employment with Company, Employee shall promptly return to Company all such copies of writings, computer discs or equipment, drawings or any other information relating to Confidential Information which are in Employee’s possession or control.

6.4           Rights to Inventions and Trade Secrets.  Employee hereby assigns to Company all right, title and interest in and to any ideas, inventions, original works or authorship, developments, improvements or trade secrets which Employee solely or jointly has conceived or reduced to practice, or will conceive or reduce to practice, or cause to be conceived or reduced to practice during his employment with Company.  All original works of authorship which are made by Employee (solely or jointly with others) within the scope of Employee’s services hereunder and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

7.           Noninterference and Nonsolicitation Covenants.  In further reflection of the Company’s important interests in its proprietary information and its trade, customer, vendor and employee relationships, Employee agrees that, during the 24 month period following the termination of Employee’s employment with Company for any reason, including without limitation Employee’s voluntary resignation or involuntary termination with or without cause, Employee will not directly or indirectly, for or on behalf of any person, firm, corporation or other entity, (a) interfere with any contractual or other business relationships that Company has with any of its customers, clients, service providers or materials suppliers as of the date of Employee’s termination of employment, or (b) solicit or induce any employee of Company to terminate his/her employment relationship with Company.

8.           Compensation.  During the term of this Agreement, the Company shall pay the following compensation to Employee:

8.1           Annual Compensation.  Employee shall be paid a fixed salary of one hundred fifty thousand dollars ($150,000.00) per year, which will be payable in two installments per month of $6,250.00 each on the 5th (for the last half of the previous month) and 20th (for the first half of the then current month) day of each month, commencing for the first period after the Commencement Date of this Agreement.

8.2           Additional Compensation.  In addition to the compensation set forth in Section 8.1 of this Agreement, Employee may be paid a bonus or bonuses during each year, in cash, in Company or parent company common stock, or in options to purchase Company or parent company common stock, or a combination of them or otherwise, as determined in the sole discretion of the Company’s or parent company’s Board of Directors based on such Board’s evaluation of the Employee’s definable efforts, accomplishments and similar contributions.

8.3           Benefits.  So long as Employee is employed by the Company, the Employee shall participate in employee benefit plans comparable to those provided by Solar United Network, Inc., the Company’s wholly owned subsidiary (“Sunworks”), for its employees serving in similar employment capacities, as determined from time to time by the board of directors of the Company or any compensation committee of the board of directors, if any, and on terms at least as favorable to Employee as are offered to such other employees.

9.           Office and Staff.  In order to enable Employee to perform his obligations and duties pursuant to this Agreement, the Company agrees that it shall provide suitable office space for Employee in Rancho Cucamonga, California, or in another city in the State of California mutually agreed, together with all necessary and appropriate supporting staff and secretarial assistance, equipment, stationery, books and supplies.  Employee agrees that the office space and supporting staff presently in place is suitable for the purposes of this Agreement. The Company agrees to provide at its expense parking for one vehicle by the Employee at the Company’s executive offices.

10.         Reimbursement of Expenses.  The Company shall reimburse Employee for the reasonable (and pre-approved by the Company in writing) travel and other expenses incurred by Employee in connection with the performance of Employee’s duties under this Agreement.  Employee’s pre-approved reimbursable expenses shall be paid by the Company in cash within a reasonable time after presentment by Employee of an itemized list of invoices sufficiently describing such expenses.  All compensation provided in Sections 8 of this Agreement shall be subject to customary withholding tax and other employment taxes, to the extent required by law.  Expense reimbursements will not be subject to withholding.

11.         Rights In And To Inventions And Patents.

11.1           Description of Parties’ Rights.  The Employee agrees that with respect to any inventions made by him or the Company during the term of this Agreement, solely or jointly with others, (i) which are made with the Company’s equipment, supplies, facilities, trade secrets or time, or (ii) which relate to the business of the Company or the Company’s actual or demonstrably anticipated research or development, or (iii) which result from any work performed by the Employee for the Company, such inventions shall belong to the Company.  The Employee also agrees that the Company shall have the right to keep such inventions as trade secrets, if the Company chooses.

11.2           Disclosure Requirements.  For purposes of this Agreement, an invention is deemed to have been made during the term of this Agreement if, during such period, the invention was conceived or first actually reduced to practice.  In order to permit the Company to claim rights to which it may be entitled, the Employee agrees to disclose to the Company in confidence the nature of all patent applications filed by the Employee during the term of this Agreement.

12.         Assignability of Benefits.  Except to the extent that this provision may be contrary to law, no assignment, pledge, collateralization or attachment of any of the benefits under this Agreement shall be valid or recognized by the Company.  Except as provided by law, payment provided for by this Agreement shall not be subject to seizure for payment of any debts or judgments against the Employee, nor shall the Employee have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder; provided that any stock issued by the Company to the Employee pursuant to this Agreement shall not be subject to Section 14 of this Agreement.

13.         Notice.  All notices and other communications required or permitted hereunder shall be in writing or in the form of email, facsimile or letter to be given only during the recipient’s normal business hours unless arrangements have otherwise been made to receive such notice outside of normal business hours, and can be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, messenger, email or facsimile (as provided above) addressed (a) if to the Employee, at the address for such Employee set forth on the signature page hereto or at such other address as such Employee shall have furnished to the Company in writing or (b) if to the Company, to its principal executive offices and addressed to the attention of the Chairman of the Board, or at such other address as the Company shall have furnished in writing to the Employee.

In case of the Company:
MD Energy, Inc.
c/o Solar3D, Inc.
26 West Mission Avenue, Suite 8
Santa Barbara, CA  93101
Attention: James B. Nelson, Chairman

Telephone Number:      (206) 919-9981
Facsimile Number:         (805) 456-0397
Email Address:

In case of the Employee:

The address listed below
signature to this Agreement.

14.         Attorneys’ Fees.  In the event that any of the parties must resort to legal action in order to enforce the provisions of this Agreement or to defend such suit, the prevailing party shall be entitled to receive reimbursement from the nonprevailing party for all reasonable attorneys’ fees and all other costs incurred in commencing or defending such suit.

15.         Entire Agreement.  This Agreement and that certain Asset Purchase Agreement, dated February 27, 2015   (the “APA”), by and between the MD Energy, LLC, the Employee, Solar 3D, Inc. and the Company pursuant to which the Company acquired substantially all of the assets of MD Energy, LLC, embody the entire understanding among the parties and merge all prior discussions or communications among them, and no party shall be bound by any definitions, conditions, warranties, or representations other than as expressly stated in this Agreement and the APA or as subsequently set forth in a writing signed by the duly authorized representatives of all of the parties to this Agreement.

16.         No Oral Change; Amendment.  This Agreement may only be changed or modified and any provision hereof may only be waived by a writing signed by the party against whom enforcement of any waiver, change or modification is sought.  This Agreement may be amended only in writing by mutual consent of the parties.

17.         Severability.  In the event that any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect.  The remaining provisions of this Agreement shall, however, continue in full force and effect, and to the extent required, shall be modified to preserve their validity.

18.         Applicable Law.  This Agreement shall be construed as a whole and in accordance with its fair meaning.  This Agreement shall be interpreted in accordance with the laws of the State of California.

19.         Successors and Assigns.  Each covenant and condition of this Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, personal representatives, assigns and successors in interest.  Without limiting the generality of the foregoing sentence, this Agreement shall be binding upon any successor to the Company whether by merger, reorganization or otherwise.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

COMPANY:                                                                                         MD ENERGY, INC.
a California  corporation

By: /s/ James B. Nelson
James B. Nelson, Chairman

EMPLOYEE:                                                                                         /s/ Danny Mitchell
Danny Mitchell

Street Address

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